SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

Name:        CREDIT SUISSE COMMODITY PLUS STRATEGY FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              466 Lexington Avenue
                          New York, New York 10017-3147


Telephone Number (including area code):  (212) 878-0600

                Name and address of agent for service of process:

                                Hal Liebes, Esq.
                   Credit Suisse Commodity Plus Strategy Fund
                              466 Lexington Avenue
                          New York, New York 10017-3147

                                   Copies to:

                             Rose F. DiMartino, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099



Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

                                   SIGNATURES

             Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 19th day of May, 2004.

                                      CREDIT SUISSE COMMODITY PLUS STRATEGY FUND



                                      By:  /s/ Joseph D. Gallagher
                                           ---------------------------
                                           Joseph D. Gallagher
                                           Chief Executive Officer

ATTEST:

By: /s/ Hal Liebes
   ---------------------------------
        Hal Liebes
        Vice President and Secretary

















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